Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
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June 9, 2015

PennTex Midstream Partners, LP

11931 Wickchester Ln., Suite 300

Houston, TX 77043

Re:	Registration Statement on Form S-8 with respect to 3,200,000 Common Units

Ladies and Gentlemen:

We have acted as special counsel to PennTex Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed issuance of up to 3,200,000 common units representing limited partner interests in the Partnership (the “Common Units”), issuable under the PennTex Midstream Partners, LP 2015 Long-Term Incentive Plan of the Partnership (the “Plan”). The Common Units are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 9, 2015 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Common Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of PennTex Midstream GP, LLC, the general partner of the Partnership, and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Common Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipient, and have been issued by the Partnership against payment therefor in the circumstances contemplated by the Plan and the First Amended and Restated Agreement of Limited Partnership of PennTex Midstream Partners, LP dated as of June 9, 2015 (as amended from time to time, the “Partnership Agreement”), assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary limited partnership action of the Partnership and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the Common Units will be validly issued and, under the Delaware Act and the Partnership Agreement, recipients of the Common Units will have no obligation to make further payments for their receipt of Common Units or contributions to the Partnership solely by reason of their ownership of Common Units or their status as limited partners of the Partnership, and no personal liability for the obligations of the Partnership solely by reason of being limited partners of the Partnership.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Latham & Watkins LLP